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                                                                  EXHIBIT 99.1
[CHARTER COMMUNICATIONS LOGO]

FOR IMMEDIATE RELEASE

CHARTER COMMUNICATIONS HOLDINGS, CHARTER COMMUNICATIONS CAPITAL CORPORATION ANNOUNCES EXTENSION OF EXCHANGE OFFER TO JUNE 1, 2000

St. Louis, MO - May 25, 2000 - Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation (collectively, "Charter") today announced that they are extending their offer (the "Exchange Offer") to exchange their (i) 10.00% Senior Notes due 2009, (ii) 10.25% Senior Notes due 2010, and
(ii) 11.75% Senior Discount Notes due 2010 (collectively, the "New Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of their outstanding (i) 10.00% Senior Notes due 2009, (ii) 10.25% Senior Notes due 2010, and (iii) 11.75% Senior Discount Notes due 2010 (collectively, the "Old Notes"), which were not registered under the Securities Act.

The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on May 25, 2000, unless extended. As of today, approximately (i) $674.2 million in aggregate principal amount of 10.00% Senior Notes due 2009, (ii) $324.1 million in aggregate principal amount of 10.25% Senior Notes due 2010, and (iii)
$530.4 million in aggregate principal amount at maturity of 11.75% Senior Discount Notes due 2010 have been confirmed as tendered in exchange for a like principal amount of New Notes.

The new expiration date for the Exchange Offer is 5:00 p.m., New York time, on June 1, 2000.



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Charter add one-


The Old Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Old Notes or the New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Charter is a leading owner and operator of cable television systems.

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For More Information Contact:

Anita Lamont
314/543-2215